As filed with the Securities and Exchange Commission on July 5, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ligand Pharmaceuticals Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0160744
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

11119 North Torrey Pines Road

Suite 200

La Jolla, CA 92037

(Address of Principal Executive Offices)

Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan, as amended and restated

(Full title of the plan)

John L. Higgins

President and Chief Executive Officer

Ligand Pharmaceuticals Incorporated

11119 North Torrey Pines Road

Suite 200

La Jolla, CA 92037

(Name and address of agent for service)

(858) 550-7500

(Telephone number, including area code, of agent for service)

Copies to:

Scott N. Wolfe, Esq.

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Amount of Aggregate Offering Price(2)	Amount of Registration Fee
2002 Stock Incentive Plan, as amended and restated Common Stock, $0.001 par value	1,800,000(3)	$16.96	$30,528,000	$3,498.51

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock. Each share of common stock includes a right to purchase one one-thousandth of a share of Series A Participating Preferred Stock of the Company, subject to adjustment.

(2)	This estimate is made pursuant to pursuant to paragraphs (c) and (h) of Rule 457 solely for purposes of calculating the registration fee, and is based on the average of the high and low sale prices for the Registrant’s common stock as reported on the Nasdaq Global Market on July 2, 2012, within five business days prior to filing.

(3)	This Registration Statement registers the issuance of an additional 1,800,000 shares of common stock, which are issuable under the Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan, as amended and restated (the “2002 Plan”). The amendment and restatement, which authorized the issuance of such additional shares, was approved by the stockholders of the Registrant on May 31, 2012.

Proposed sales to take place as soon after the effective date of this Registration Statement as awards granted under the 2002 Plan are granted, exercised and/or distributed.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the offer and sale of an additional 1,800,000 shares of common stock available for issuance under the Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan, as amended and restated (the “2002 Plan”). The amendment and restatement of the 2002 Plan, which authorized the increase of the additional shares, was approved by our stockholders on May 31, 2012.

We previously filed a Registration Statement on Form S-1 (File No. 333-131029) with the Securities and Exchange Commission (the “Commission”), to register shares of common stock available for issuance under the 2002 Plan at a time when Ligand was not eligible to file a Registration Statement on Form S-8. However, Ligand later became eligible to file a Registration Statement on Form S-8 and opted to file a Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-1 for the purpose of converting the Registration Statement on Form S-1 into a Registration Statement on Form S-8. Please see the Registration Statement on Form S-1 filed with the Commission on January 13, 2006, Amendment No. 1 to Form S-1 Registration Statement filed with the Commission on February 10, 2006, Post-Effective Amendment No. 2 on Form S-8 to Form S-1 Registration Statement filed with the Commission on June 18, 2007 for further detail. In accordance with Instruction E to Form S-8, the contents of these prior registration statements and the registration statement on Form S-8, File No. 333-160132, previously filed with respect to the 2002 Plan, are hereby incorporated by reference.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation or reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1)	the description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on November 21, 1994, and any amendment or report filed for the purpose of updating such description;

(2)	the description of our preferred shares purchase rights contained in our Registration Statement on Form 8-A filed on October 17, 2006, and any amendment or report filed for the purpose of updating such description;

(3)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Commission on February 23, 2012, as amended by Amendment No. 1 on Form 10-K/A field with the Commission on May 16, 2012;

(4)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 filed with the Commission on May 4, 2012;

(5)	our Current Reports on Form 8-K filed with the Commission on January 5, 2012, January 26, 2012, February 7, 2012, February 21, 2012, March 26, 2012, April 2, 2012, April 4, 2012, April 30, 2012, May 4, 2012 and June 4, 2012; and

(6)	all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the termination of this offering of securities.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Under no circumstances will any information filed under current item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below.

Ligand Pharmaceuticals Incorporated

Attention: Investor Relations

11119 North Torrey Pines Road, Suite 200

La Jolla, California 92037

Telephone: (858) 550-7500

Ligand Pharmaceuticals Incorporated’s trademarks, trade names and service marks referenced in this prospectus include Ligand. All other trademarks, trade names or service marks are owned by their respective owners.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for: any breach of the director’s duty of loyalty to us or our stockholders; any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. As permitted by Section 145 of the Delaware General Corporation Law, the certificates of incorporation and Bylaws provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; we may advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and the rights provided in the certificates of incorporation and Bylaws are not exclusive.

In addition, we have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of the exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of the Company	S-4	333-58823	3.1	07/09/1998

3.2	Amended and Restated Bylaws of the Company	S-4	333-58823	3.3	07/09/1998

3.3	Amended Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Company	S-4	333-58823	3.2	07/09/1998

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company	10-K	000-20720	3.5	03/29/2001

3.5	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company dated June 30, 2004	10-Q	000-20720	3.6	08/05/2004

3.6	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated November 19, 2010	8-K	001-33093	3.1	11/19/2010

3.7	Amendment of Bylaws of the Company dated December 4, 2007	8-K	000-20720	3.1	12/6/2007

4.1	Form of the registrant’s common stock certificate	S-1	33-47257	4.1	04/16/1992

4.2	Preferred Shares Rights Agreement, by and between the Company and Mellon Investor Services LLC, dated as of October 13, 2006	8-A12B	001-33093	4.1	10/17/2006

5.1	Opinion of Latham & Watkins LLP					X

10.1	2002 Stock Incentive Plan, as amended and restated					X

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (see signature page)					X

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 5, 2012.

Ligand Pharmaceuticals Incorporated

By	/S/ JOHN L. HIGGINS
John L. Higgins Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John L. Higgins, John P. Sharp and Charles S. Berkman, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JOHN L. HIGGINS John L. Higgins	President, Chief Executive Officer and Director (Principal Executive Officer)	July 5, 2012

/S/ JOHN P. SHARP John P. Sharp	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 5, 2012

/S/ JASON M. ARYEH Jason M. Aryeh	Director	July 5, 2012

/S/ JOHN L. LAMATTINA John L. LaMattina	Director	July 5, 2012

/S/ TODD C. DAVIS Todd C. Davis	Director	July 5, 2012

/S/ DAVID M. KNOTT David M. Knott	Director	July 5, 2012

/S/ JOHN W. KOZARICH John W. Kozarich	Director	July 5, 2012

/S/ STEPHEN L. SABBA Stephen L. Sabba	Director	July 5, 2012

/S/ SUNIL PATEL Sunil Patel	Director	July 5, 2012

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of the Company	S-4	333-58823	3.1	07/09/1998

3.2	Amended and Restated Bylaws of the Company	S-4	333-58823	3.3	07/09/1998

3.3	Amended Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Company	S-4	333-58823	3.2	07/09/1998

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company	10-K	000-20720	3.5	03/29/2001

3.5	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company dated June 30, 2004	10-Q	000-20720	3.6	08/05/2004

3.6	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated November 19, 2010	8-K	001-33093	3.1	11/19/2010

3.7	Amendment of Bylaws of the Company dated December 4, 2007	8-K	000-20720	3.1	12/6/2007

4.1	Form of the registrant’s common stock certificate	S-1	33-47257	4.1	04/16/1992

4.2	Preferred Shares Rights Agreement, by and between the Company and Mellon Investor Services LLC, dated as of October 13, 2006	8-A12B	001-33093	4.1	10/17/2006

5.1	Opinion of Latham & Watkins LLP					X

10.1	2002 Stock Incentive Plan, as amended and restated					X

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (see signature page)					X